FOR IMMEDIATE RELEASE
April 26, 2012

Genesis Energy, L.P. Reports First Quarter 2012 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results. Results for the quarter ended March 31, 2012 included the following items:

•
For the first quarter of 2012, we generated record total Available Cash before Reserves of $39.6 million, an increase of $7.8 million, or 24%, over the first quarter of 2011.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net income.

•	The Partnership reported net income for the quarter ended March 31, 2012 of $19.6 million or $0.27 per unit compared to $7.0 million or $0.11 per unit for the same period in 2011.

•
We completed the acquisition of interests in several Gulf of Mexico crude oil pipeline systems from Marathon in January 2012.  The acquired Gulf of Mexico pipeline interests contributed throughput volumes over 250,000 barrels per day during the first quarter of 2012.  We also increased volumes in our Supply and Logistics segment over 20% from the first quarter of last year reflecting our ability to capitalize on the increase in activity in the shale oil areas in Texas and Wyoming.

•
During the first quarter of 2012, we issued 5,750,000 common units in an equity offering to the public, and we issued $100 million of face value notes in a private placement.  The proceeds from the two events, net of issuance costs, was $268 million, which was used to repay borrowings under our credit facility.

•
On May 15, 2012, we will pay a total quarterly distribution of $35.8 million attributable to our financial and operational results for the first quarter of 2012, based on our quarterly declared distribution of $0.45 per unit.  Our Available Cash before Reserves provided 1.11 times coverage for this quarterly distribution.  Our coverage ratio was impacted by the issuance of common units in late March 2012.  Exclusive of these units, the coverage ratio of Available Cash for the distribution related to the units outstanding throughout the quarter was 1.2 times.

Grant Sims, CEO of Genesis Energy, said “We achieved another record level of Available Cash before Reserves this quarter reflecting our ability to identify the right strategic opportunities, successfully integrate our acquisitions and capitalize on increasing demand in our businesses.  We are extremely pleased with the contributions from our recently completed acquisitions and growth initiatives over the last several quarters.  These initiatives have been accretive to our results and will continue to benefit us as we identify additional ways to create synergies with our existing core assets.  None of this would be possible without the contributions of our employees and their commitment to safe, responsible and efficient operations.”

Financial Results

Available Cash before Reserves (a non-GAAP measure) increased to $39.6 million in the first quarter of 2012 as compared to $31.9 million for the same period in 2011.  The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures.  Variances from the first quarter of 2011 in these components are explained as follows:

Segment Margin

Segment Margin is defined and reconciled later in this press release to income before income taxes.  During the first quarter of 2012 (or “2012 Quarter”), Segment Margin increased $11.1 million over the first quarter of 2011 (or “2011 Quarter”) primarily reflecting the impact of acquisitions and higher volumes in our pipeline transportation and supply & logistics segments. Segment results for the first quarters of 2012 and 2011 were as follows:

	Pipeline	Refinery	Supply &
	Transportation	Services	Logistics	Total
	(in thousands)
Segment Margin (1)

Three months ended March 31, 2012	$25,347	$17,249	$17,656	$60,252

Three months ended March 31, 2011	$17,682	$17,948	$13,525	$49,155

(1)
We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases.   A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $7.7 million, or 43%, between the first quarter periods.  The contribution from our recently acquired interests in the Gulf of Mexico pipelines, higher crude oil tariff revenues and increased sales of pipeline loss allowance volumes were the primary factors increasing Segment Margin.

Our refinery services Segment Margin declined slightly to $17.2 million in the 2012 Quarter, primarily reflecting lower volumes partially offset by our continued favorable management of the acquisition and utilization of caustic soda in our operations and of our logistic capabilities.  NaHS sales volumes declined from 37,233 DST in the 2011 Quarter to 33,765 DST in the 2012 Quarter primarily as a result of lower sales volumes to South American customers recognized in the quarter.

Supply and logistics Segment Margin increased $4.1 million, or 31%, between the quarters. The primary factors for Segment Margin increasing quarter-over-quarter were the acquisition of the black oil barge transportation assets, that we acquired in August 2011 and increased volumes.  The increase in volumes was primarily driven by increased activity in the shale oil areas in Texas and Wyoming gathered with our expanded trucking assets.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $1.5 million primarily due to increased salaries and benefits associated with additional personnel and increased equity compensation expense driven by a higher common unit price.  Interest expense increased $1.9 million from the 2011 Quarter as our average total outstanding debt increased by approximately $290 million reflecting the financing of acquisitions and other growth projects.

Several adjustments to net income are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended March 31, 2012 and 2011 was as follows:

	Three Months Ended
	March 31,
	2012	2011
	(in thousands)

Net income	$19,604	$7,030
Depreciation and amortization	15,035	13,903
Cash received from direct financing leases not
included in income	1,221	1,113
Effects of distributable cash generated by equity method
investees not included in income	6,733	3,303
Cash effects of equity-based compensation plans	(1,577)	(1,178)
Non-cash equity-based compensation expense	976	513
Expenses related to acquiring or constructing assets
that provide new sources of cash flow	608	1,055
Unrealized (gain) loss on derivative transactions
excluding fair value hedges	(1,992)	6,674
Maintenance capital expenditures	(1,213)	(779)
Non-cash tax (benefit) expense	(37)	145
Other items, net	259	87
Available Cash before Reserves	$39,617	$31,866

Other Components of Net Income

In the first quarter of 2012, the Partnership recorded net income of $19.6 million compared to $7.0 million for the first quarter of 2011. In addition to the factors impacting Available Cash before Reserves, net income included an increase quarter-over-quarter of $1.1 million in depreciation and amortization expense primarily due to the acquisition of the black oil barge transportation assets in August 2011.  Our derivative positions resulted in a $2.0 million non-cash unrealized gain in the 2012 Quarter compared to a $6.7 million non-cash unrealized loss in the 2011 Quarter.

Distributions

We have increased our quarterly distribution rate for twenty-seven consecutive quarters.  During this period, twenty-two of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.0425 per unit, or 10.4%.  Distributions paid over the last four quarters, and the distribution to be paid on May 15, 2012 for the first quarter of 2012, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
First quarter 2012	May 2012	$0.4500
Fourth quarter 2011	February 2012	$0.4400
Third quarter 2011	November 2011	$0.4275
Second quarter 2011	August 2011	$0.4150
First quarter 2011	May 2011	$0.4075

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, April 26, 2012, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially.  Please refer to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and other filings, including the Partnership’s Current Reports on Form 8-K and Quarterly Reports on Form 10-Q for additional information and risk factors that may affect these forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement.

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended
	March 31,
	2012	2011

Revenues	$932,943	$689,798
Costs of sales	881,842	655,020
General and administrative expenses	9,592	8,054
Depreciation and amortization	15,035	13,903
Net gain on disposal of surplus assets	(256)	(11)
OPERATING INCOME	26,730	12,832
Equity in earnings of equity investees	3,492	3,197
Interest expense	(10,596)	(8,699)
Income before income taxes	19,626	7,330
Income tax expense	(22)	(300)
NET INCOME	$19,604	$7,030

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.27	$0.11

WEIGHTED AVERAGE OUTSTANDING COMMON UNITS	72,836	64,615
Volume data:
Onshore Crude Oil Pipeline (barrels per day)
Jay Pipeline System	18,820	14,940
Texas Pipeline System	44,535	46,849
Mississippi Pipeline System	18,263	20,631
Total	81,618	82,420
Offshore Crude Oil Pipeline (barrels per day)
CHOPS	101,528	170,709
Poseidon (1)	189,746	-
Odyssey (1)	40,068	-
GOPL (1)	24,608	-
Total	355,950	170,709
Free State CO2 System Mcf per day	178,012	174,995
NaHS dry short tons sold	33,765	37,233
NaOH (caustic soda) dry short tons sold	20,918	24,640
Crude oil and petroleum products sales - barrels per day	83,928	68,488
(1) Acquired in January 2012.

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	March 31,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$14,324	$10,817
Accounts receivable, net	293,871	237,989
Inventories	103,432	101,124
Other current assets	30,504	26,174
Total current assets	442,131	376,104
Fixed assets, net	485,683	416,925
Investment in direct financing leases	161,235	162,460
Equity investees	536,749	326,947
Intangible assets, net	88,444	93,356
Goodwill	325,046	325,046
Other assets, net	30,987	30,006
Total Assets	$2,070,275	$1,730,844

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$251,849	$199,357
Accrued liabilities	43,036	50,071
Total current liabilities	294,885	249,428
Senior secured credit facility	438,200	409,300
Senior unsecured notes	350,981	250,000
Deferred tax liabilities	12,512	12,549
Other liabilities	23,108	16,929
Partners' Capital:
Common unitholders	950,589	792,638
Total Liabilities and Partners' Capital	$2,070,275	$1,730,844

Units Data:
Total common units outstanding	79,464,519	71,965,062

RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE
INCOME TAXES-UNAUDITED

	Three Months Ended
	March 31,
	2012	2011
	(in thousands)

Segment margin	$60,252	$49,155
Corporate general and administrative expenses	(8,621)	(7,385)
Non-cash items included in corporate general and
administrative costs	499	(140)
Cash expenditures not included in Adjusted EBITDA	608	1,055
Cash expenditures not included in net income	(1,614)	(1,199)
Adjusted EBITDA	51,124	41,486
Depreciation and amortization	(15,035)	(13,903)
Net gain from disposal of surplus assets	256	11
Interest expense, net	(10,596)	(8,699)
Cash expenditures not included in Adjusted EBITDA
or net income	1,006	144
Adjustment to exclude distributions from equity
investees and include equity in investees net income	(6,733)	(3,303)
Non-cash compensation charges	(976)	(513)
Other non-cash items	580	(7,893)
Income before income taxes	$19,626	$7,330

This press release and the accompanying schedules include non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA.                                Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income.  We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:

Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516